                                                                      Exhibit 99

                                                                    NEWS RELEASE
--------------------------------------------------------------------------------
                                                        1717 West Collins Avenue
                                                                Orange, CA 92867
                                                                  (714) 516-7400



Contact:       Gregory D. Waller
               Chief Financial Officer
               Phone: (714) 516-7400

                     SYBRON DENTAL SPECIALTIES, INC. REPORTS
                    19.9% INCREASE IN FOURTH QUARTER REVENUES

ORANGE, CA (November 17, 2003): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of value-added products for the dental and orthodontic professions and products for use in infection prevention, announced today its financial results for its fourth fiscal quarter and full year ended September 30, 2003.

FOURTH QUARTER RESULTS

Net sales for the fourth quarter of fiscal 2003 totaled $137.7 million, compared to $114.9 million in the prior year period, an increase of 19.9%. Sybron's total internal net sales growth rate, which excludes the net sales of the SpofaDental acquisition and currency fluctuations, was 13.4% for the fourth quarter. Consumable products represented approximately 95% of total sales in the fourth quarter.

Net income for the fourth quarter of fiscal 2003 was $17.3 million, or $0.43 per diluted share, compared with net income of $6.9 million, or $0.18 per diluted share, in the same period of the previous year. A one-time tax benefit contributed approximately $0.02 per diluted share to the Company's net income in the fourth quarter of fiscal 2003.

Net income for the fourth quarter of fiscal 2002 was impacted by $2.3 million (net of tax) in restructuring charges related to the consolidation of the Company's Metrex subsidiary, as well as the consolidation of the Company's European facilities into the expanded KerrHawe facility in Switzerland. Excluding the impact of the restructuring charges, net income in the fourth quarter of fiscal 2002 was $9.2 million, or $0.24 per diluted share.

Effective October 1, 2002, Sybron adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and is no longer amortizing its goodwill.

In the fourth quarter of fiscal 2003, Sybron generated $30.8 million in free cash flow, defined as cash flows from operating activities of $34.6 million minus capital expenditures of $3.8 million. This compares with free cash flow of $17.6 million in the same period of the previous year (cash flows from operating activities of $21.1 million minus capital expenditures of $3.5 million).

"Our fourth quarter performance capped a very strong year for the Company, with both business segments delivering exceptional growth," said Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties. "The underlying trends in the dental and orthodontic markets are creating an environment conducive to growth, and our focus on the fastest growing segments of these markets is serving the Company well.


                                                                    Page 1 of 10
                                                                         3:24 PM

"We have developed a number of signature products that are opening doors for us with new accounts and helping to expand our customer base. These products include our LED curing light, our Damon 2 self-ligating bracket, and our CaviWipes brand moist towellete disinfectant. The popularity of these products has created additional opportunities to sell other product lines into new accounts, which is helping us to generate solid growth," said Mr. Pickrell.

KERR AND ORMCO HIGHLIGHTS

During the fourth quarter, the Company's Kerr subsidiary generated internal net sales growth of 15.1%. In addition to continued strong sales of recently introduced products such as the LED curing light and Toothprints(R) brand dental identification system, Kerr's sales were positively impacted by a contribution from SpofaDental, its most recent acquisition. Spofa achieved a record level of sales in the month of September, despite the fact that it has not yet introduced Kerr's products to its Eastern European customer base.

The Metrex infection prevention product line also continues to show significant improvement. For the full 2003 fiscal year, sales of Metrex products increased 18%, gross margin increased by almost 3 percentage points, and the operating margin increased by 83% (before amortization) over the previous fiscal year. In addition, the working capital requirements for the Metrex product line have been significantly reduced. The improvements are the result of the consolidation of Metrex into the Company's Kerr subsidiary and the related cost savings.

During the fourth quarter, the Company's Ormco subsidiary generated internal net sales growth of 11.0%, with particular strength in international markets. Ormco continues to make excellent progress in converting orthodontists to its high-end self-ligating, titanium and aesthetic brackets, which is the primary driver of the increased sales. For the 12 months ended September 30, 2003, Ormco had a net increase of 182 accounts in the United States. Other notable strong selling product lines include the Company's endodontic products and its system of nearly invisible, custom-made positioners.

FOURTH QUARTER FINANCIAL HIGHLIGHTS

Gross margins in the fourth quarter of 2003 were 56.3%, compared with 55.0% in the fourth quarter of 2002 and 55.4% in the third quarter of 2003. The improvement in overall gross margin from the previous year is primarily attributable to higher gross margins at the Company's Ormco subsidiary, as higher volumes have increased the absorption of overhead expenses at Ormco's production facilities.

Selling, general and administrative expenses before amortization (SG&A) were $46.0 million, or 33.4% of net sales, in the fourth quarter of 2003, compared with $39.4 million (before amortization and restructuring charges), or 34.3% of net sales, in the same period of the prior year, and $44.8 million, or 33.3% of net sales, in the third quarter of 2003.

Research and development expenditures were $2.5 million in the fourth quarter of 2003, an increase of 6.7% from the $2.4 million in the same period of the prior year.

Operating income for the fourth quarter of 2003 was $31.2 million, compared to $18.2 million in the fourth quarter of 2002. Cash flow from operations was $34.6 million, compared with $21.1 million in the fourth quarter of 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $34.2 million. Operating income was 22.6% and EBITDA was 24.8% of net sales for the quarter. Fourth quarter 2003 EBITDA is calculated by adding net income of $17.3 million, income taxes of $8.3 million, other expense of $5.6 million, and depreciation and amortization of approximately $3.0 million.


                                                                    Page 2 of 10
                                                                         3:24 PM

Sybron's effective tax rate in the fourth quarter of fiscal 2003 was 36.0%, excluding a one-time benefit of a tax settlement in Canada.

Net trade receivables were $103.6 million and days sales outstanding (DSOs) were
60.1 days at September 30, 2003, which compares with 58.7 days at June 30, 2003. Net inventory was $84.2 million at the end of the fourth quarter and inventory days were 130 days, which compares to 132 days at June 30, 2003.

Please refer to the supplemental schedules provided on the Financial Report's section of Sybron's Investor Relations web site
(www.sybrondental.com/investors/pubs.html) that detail the calculation of the Company's DSOs and inventory days.

Capital expenditures were $3.8 million in the fourth quarter of fiscal 2003, compared with $3.5 million in the same period of the previous year. For the full fiscal 2003 year, capital expenditures were $9.2 million.

Sybron's average credit facility debt outstanding for the quarter was approximately $282.5 million and the Company's average interest rate on the debt was 6.6%. The Company paid down $26.8 million of debt in the fourth quarter, leaving total debt outstanding of approximately $277.7 million at September 30, 2003.

Sybron's capital structure was 57.2% debt and 42.8% equity at September 30, 2003. This compares with 72.2% debt and 27.8% equity at September 30, 2002.

Cash and cash equivalents were $22.9 million at September 30, 2003, compared with $19.9 million at June 30, 2003.

FULL YEAR 2003 FINANCIAL HIGHLIGHTS

The following is a summary of the key financial highlights in fiscal 2003:

     o Net sales totaled $526.4 million, compared to $456.7 million in fiscal 2002, an increase of 15.3%.

     o Total internal sales growth for the year was 8.4%, and the Company saw a more consistent order flow on a quarter-to-quarter basis than in previous years.

     o Net income was $57.5 million, or $1.46 per diluted share, compared with net income of $31.6 million, or $0.81 per diluted share, for fiscal 2002. Excluding restructuring charges of $2.3 million and one-time charges of $7.9 million related to the Company's refinancing of its credit facility, net income in fiscal 2002 was $41.8 million, or $1.07 per diluted share.

     o 3.6 cents per share in fiscal 2003 was attributable to non-operating events related to the one-time tax benefit discussed above and the gain from the sale of the Company's facility in San Diego in the second quarter.

     o Increased focus on working capital management reduced inventory days from 161 to 130.

     o $63.1 million in debt was retired, despite the use of $16.2 million for the acquisition of SpofaDental and a $10.3 million contribution to the Company's pension fund.

     o Free cash flow was $78.0 million in fiscal 2003, defined as cash flows from operating activities of $87.2 million minus capital expenditures of $9.2 million. Excluding the $10.3 million contribution to the Company's pension fund, Sybron's cash flow from operating activities in fiscal 2003 would have been $97.5 million and free cash flow would have been $88.3 million. This compares with free cash flow of $39.0 million in fiscal 2002


                                                                    Page 3 of 10
                                                                         3:24 PM

          (cash flows from operating activities of $54.7 million minus capital expenditures of $15.7 million).

OUTLOOK

For the first quarter of fiscal 2004, Sybron expects revenue to range from $126 million to $130 million, and diluted earnings per share to range from $0.26 to $0.29. Internal growth at Kerr is expected to be lower than the historical growth rate in the first quarter due to the introduction of its popular LED curing light in the first quarter of 2003, which generated exceptionally strong sales in that quarter.

For the full fiscal 2004 year, Sybron expects total revenue growth of 7-12%, net income to range from $61 million to $65 million, and diluted earnings per share to range from $1.50 to $1.60. The Company anticipates that the weighted average share count for the full year will be approximately 40.6 million shares, which is approximately 1.3 million shares higher than in fiscal 2003. For fiscal 2004, capital expenditures are expected to be approximately $15 million. The Company also expects to have additional expense in fiscal 2004 due to its Sarbanes-Oxley compliance efforts.

The Company's expectations for fiscal 2004 do not include the impact of any potential acquisitions, but do reflect the anticipated impact of the consolidation of SpofaDental's Eastern European facilities in fiscal 2004.

In support of its outlook for fiscal 2004, the Company cited the following catalysts for the anticipated growth in revenue and earnings:

     o    Healthy end-user demand in all of its markets

     o An expected increase in the Company's European sales efforts for the endodontic product line

     o    A full year contribution from SpofaDental

     o A solid pipeline of new products from Ormco, including the expansion of its popular line of high-end brackets, and Kerr, including StandOut(TM) and Fill-In(TM), two new delivery systems for crown and bridge procedures

     o Continued momentum in the Metrex product line following the improved performance in 2003

     o Expense savings and tax benefits due to the consolidation of the Company's Western European facilities

     o    Reduced interest expense resulting from lower debt levels

"We believe we have excellent organic growth opportunities in all of our markets," said Mr. Pickrell. "In particular, we are excited by the sales potential of our Damon 2 self-ligating bracket. Despite the significant growth we have seen in this product area during 2003, we estimate that self-ligating brackets comprise less than 10% of all the brackets sold in the United States. This represents a large, untapped opportunity for us. If we continue to educate orthodontists about the higher levels of efficiency and patient satisfaction that result from using the Damon 2 system, we should continue to generate account conversions.

"In addition, since the spin-off from our former parent company, we have never been in a stronger financial position or generated more free cash flow. We believe this puts the Company in an excellent position to continue executing on our acquisition strategy to create additional shareholder value," said Mr. Pickrell.


                                                                    Page 4 of 10
                                                                         3:24 PM

NON-GAAP FINANCIAL MEASURES

The Company has included information concerning EBITDA and free cash flow because management believes that certain investors use EBITDA and free cash flow as measures of a company's historical ability to service its debt. EBITDA and free cash flow should not be considered as alternatives to, or more meaningful than, net income as an indicator of Sybron's operating performance or cash flows as a measure of liquidity. EBITDA and free cash flow have not been prepared in accordance with generally accepted accounting principals (GAAP). EBITDA and free cash flow, as presented by Sybron, may not be comparable to similarly titled measures reported by other companies.

CONFERENCE CALL

The Company will host a conference call on Tuesday, November 18th at 1:00 p.m. Eastern Standard Time to review the information in this press release and respond to questions. The dial-in number for the call is (888) 273-9885 passcode "Sybron Dental" for domestic callers and (612) 332-0228 passcode "Sybron Dental" for international callers.

A recorded replay of the conference call will be offered beginning at 4:30 p.m. Eastern Standard Time on Tuesday, November 18th via both the Company's website and a telephone dial-in number. The telephone dial-in number for the recorded replay is (800) 475-6701, passcode 701095 for domestic callers and (320) 365-3844, passcode 701095 for international callers. The telephone replay will be available through 3:00 a.m. Eastern Standard Time on November 22, 2003.

The website replay may be accessed in the Investor Relations section of Sybron Dental's website at http://www.sybrondental.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those dealing with the Company's expectations as to its future revenue, earnings per share, organic growth and diluted share count; the demand for its products; the introduction and sales of new products; the expansion of its sales force in Europe; the benefits of the SpofaDental acquisition; the success of its self ligating orthodontic brackets; and the ability of the Company to continue to make acquisitions are based on the Company's current expectations. Our actual results may differ materially from those currently expected or desired because of a number of risks and uncertainties, including the level of demand for the Company's products; regulatory compliance; currency fluctuations; distributor inventory adjustments; the intensity of competition; and other factors affecting the Company's business and prospects discussed in the filings made by the Company, from time to time, with the SEC including the factors discussed in the "Cautionary Factors" section in Item 7 of the Company's most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q and 8-K (if any). We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of value-added products for the dental and orthodontic professions and products for use in infection control. Sybron Dental Specialties develops, manufactures, and sells through independent distributors a comprehensive line of consumable general dental and infection prevention products to the dental industry worldwide. It also develops, manufactures, markets and distributes an array of consumable orthodontic and endodontic products worldwide.


                                                                    Page 5 of 10
                                                                         3:24 PM

                SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands except per share amounts)


                                                  Three Months Ended                         Twelve Months Ended
                                                     September 30                                September 30
                                        ---------------------------------------      ---------------------------------------
                                                       Historical     Pro Forma                    Historical      Pro Forma
                                           2003          2002           2002           2003           2002           2002
                                        ---------      ----------     ---------      ---------     ----------      ---------
Net sales                               $ 137,743      $ 114,904      $ 114,904      $ 526,391      $ 456,666      $ 456,666
Cost of sales                              60,261         51,556         51,556        235,602        200,737        200,737
Restructuring charges                          --            106             --             --            106             --
                                        ---------      ---------      ---------      ---------      ---------      ---------
Gross profit                               77,482         63,242         63,348        290,789        255,823        255,929
Selling, general and administrative
  expenses                                 45,972         39,371         39,371        177,545        150,326        150,326
Restructuring charges                          --          3,141             --             --          3,141             --
Amortization of goodwill and other
  intangible assets                           335          2,580          2,580          1,274         10,150         10,150
                                        ---------      ---------      ---------      ---------      ---------      ---------
     Total selling, general and
       administrative expenses             46,307         45,092         41,951        178,819        163,617        160,476
                                        ---------      ----------     ---------      ---------     ----------      ---------
Operating income                           31,175         18,150         21,397        111,970         92,206         95,453
Other income (expense):
  Interest expense                         (5,157)        (5,641)        (5,641)       (21,554)       (25,815)       (25,815)
  Amortization of deferred financing
    fees                                     (408)          (368)          (368)        (1,645)        (1,070)        (1,070)
  Refinancing expenses                         --             --             --             --        (12,998)            --
  Other, net                                  (21)          (277)          (277)           804            (30)           (30)
                                        ---------      ---------      ---------      ---------      ---------      ---------
Income before income taxes                 25,589         11,864         15,111         89,575         52,293         68,538
Income taxes                                8,288          4,926          5,892         32,123         20,694         26,729
                                        ---------      ---------      ---------      ---------      ---------      ---------
  Net income                            $  17,301      $   6,938      $   9,219      $  57,452      $  31,599      $  41,809
                                        =========      =========      =========      =========      =========      =========


Earnings per share:
  Basic earnings per share              $    0.45      $    0.18      $    0.24      $    1.51      $    0.83      $    1.10
                                        =========      =========      =========      =========      =========      =========
  Diluted earnings per share            $    0.43      $    0.18      $    0.24      $    1.46      $    0.81      $    1.07
                                        =========      =========      =========      =========      =========      =========

Weighted average basic shares
  outstanding                              38,250         37,989         37,989         38,106         37,941         37,941

Weighted average diluted shares
  outstanding                              40,407         38,350         38,350         39,328         39,149         39,149


                                                                    Page 6 of 10
                                                                         3:24 PM

                SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands except per share amounts)

                                                          Three Months Ended                        Twelve Months Ended
                                                             September 30                               September 30
                                                --------------------------------------     ---------------------------------------
                                                              Pro Forma(1)                                Pro Forma(1)
                                                Historical    Adjustments    Pro Forma     Historical     Adjustments    Pro Forma
                                                  2002           2002          2002           2002           2002          2002
                                                ----------    -----------    ---------     ----------     -----------    ---------
Net sales                                       $ 114,904      $     --      $ 114,904      $ 456,666      $     --      $ 456,666
Cost of sales                                      51,556            --         51,556        200,737            --        200,737
Restructuring charges                                 106          (106)            --            106          (106)            --
                                                ---------      --------      ---------      ---------      --------      ---------
Gross profit                                       63,242           106         63,348        255,823           106        255,929
Selling, general and administrative
  expenses                                         39,371            --         39,371        150,326            --        150,326
Restructuring charges                               3,141        (3,141)            --          3,141        (3,141)            --
Amortization of goodwill and other
  intangible assets                                 2,580            --          2,580         10,150            --         10,150
                                                ---------      --------      ---------      ---------      --------      ---------
          Total selling, general and
            administrative expenses                45,092        (3,141)        41,951        163,617        (3,141)       160,476
                                                ---------      --------      ---------      ---------      --------      ---------
Operating income                                   18,150         3,247         21,397         92,206         3,247         95,453
Other income (expense):
     Interest expense                              (5,641)           --         (5,641)       (25,815)           --        (25,815)
     Amortization of deferred financing
       fees                                          (368)           --           (368)        (1,070)           --         (1,070)
     Refinancing expenses                              --            --             --        (12,998)       12,998             --
     Other, net                                      (277)           --           (277)           (30)           --            (30)
                                                ---------      --------      ---------      ---------      --------      ---------
Income before income taxes                         11,864         3,247         15,111         52,293        16,245         68,538
Income taxes                                        4,926           966          5,892         20,694         6,035         26,729
                                                ---------      --------      ---------      ---------      --------      ---------
     Net income                                 $   6,938      $  2,281      $   9,219      $  31,599      $ 10,210      $  41,809
                                                =========      ========      =========      =========      ========      =========

Earnings per share:
     Basic earnings per share                   $    0.18      $   0.06      $    0.24      $    0.83      $   0.27      $    1.10
                                                =========      ========      =========      =========      ========      =========
     Diluted earnings per share                 $    0.18      $   0.06      $    0.24      $    0.81      $   0.26      $    1.07
                                                =========      ========      =========      =========      ========      =========

Weighted average basic shares outstanding          37,989        37,989         37,989         37,941        37,941         37,941

Weighted average diluted shares outstanding        38,350        38,350         38,350         39,149        39,149         39,149


(1)  Pro forma adjustments consist of:

     (i) for the three months and twelve months ended 9/30/02:a $2.3 million net of tax ($3.5 million pre-tax) restructuring charge related to the consolidation of the European facilities and the Metrex consolidation, of which $2.2 million net of tax ($3.4 million pre-tax) is a cash charge. Of the pre-tax amount, $3.1 million is recorded in selling, general and administrative expenses, $0.1 million is recorded in gross profit and $0.3 million is reflected in income taxes, and

     (ii) for the twelve months ended 9/30/02: a $7.9 million net of tax ($13.0 pre-tax) refinancing expense related to the following: (a) a $2.7 million net of tax ($4.5 million pre-tax) non-cash charge for the amortization of the remainder of its deferred financing fees related related to its previous credit facility, (b) a $2.3 million net of tax ($3.8 million pre-tax) charge related to the termination of interest rate swaps that could not be reassigned to the new credit facility,
          (c) a $2.0 million net of tax ($3.2 million pre-tax) non-cash charge related to expensing the fair value of interest rate swaps that were reassigned to the new credit facility and (d) a $0.9 million net of tax ($1.5 million pre-tax) for termination costs primarily related to a pre-payment penalty of the term loan b of its previous credit facility.


                                                                    Page 7 of 10
                                                                         3:24 PM

                SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                                             SEPTEMBER 30,  SEPTEMBER 30,
                                                                                 2003           2002
                                                                             -------------  -------------
                                    ASSETS

Current assets:
     Cash and cash equivalents                                                 $ 22,868       $  12,652
     Accounts receivable (less allowance for doubtful receivables of
          $2,247 and $1,400 at September 30,  2003 and 2002, respectively)      103,565          80,479
     Inventories                                                                 84,239          89,685
     Deferred income taxes                                                        4,896           7,427
     Prepaid expenses and other current assets                                   11,624          14,163
                                                                               --------       ---------
               Total current assets                                             227,192         204,406
Property, plant and equipment, net of accumulated depreciation of $92,273
     and $85,906 at September 30, 2003 and 2002, respectively                    80,750          75,502
Goodwill                                                                        258,590         241,405
Intangible assets, net                                                           16,455          17,711
Other assets                                                                     28,672          22,433
                                                                               --------       ---------
               Total assets                                                    $611,659       $ 561,457
                                                                               ========       =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                          $ 19,620       $  14,927
     Current portion of long-term debt                                            3,714           3,193
     Income taxes payable                                                        16,274           3,389
     Accrued payroll and employee benefits                                       28,712          24,367
     Restructuring reserve                                                        1,486           4,130
     Accrued rebates                                                              9,872           5,626
     Accrued interest                                                             3,901           4,605
     Other current liabilities                                                   10,917           9,018
                                                                               --------       ---------
               Total current liabilities                                         94,496          69,255
Long-term debt                                                                  124,008         187,644
Senior subordinated notes                                                       150,000         150,000
Deferred income taxes                                                            13,748          11,444
Other liabilities                                                                21,422          11,971
Commitments and contingent liabilities
Stockholders' equity:
          Preferred stock, $.01 par value; authorized 20,000,000 shares,
             none outstanding                                                        --              --
          Common stock, $.01 par value; authorized 250,000,000 shares,
            38,223,515 issued and 37,989,202 issued and outstanding at
            September 30, 2003 and 2002, respectively                               383             380
Additional paid-in capital                                                       74,934          70,329
Retained earnings                                                               126,044          68,592
Accumulated other comprehensive income (loss)                                     6,624          (8,158)
                                                                               --------       ---------
               Total stockholders' equity                                       207,985         131,143
                                                                               --------       ---------
               Total liabilities and stockholders' equity                      $611,659       $ 561,457
                                                                               ========       =========


                                                                    Page 8 of 10
                                                                         3:24 PM

                SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                      TWELVE MONTHS ENDED SEPTEMBER 30,
                                                                      ---------------------------------
                                                                              2003            2002
                                                                           ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                            $  57,452      $  31,599
     Adjustments to reconcile net income to net cash provided
       by operating activities:
       Depreciation                                                           11,336         10,712
       Amortization of goodwill and other intangible assets                    1,274         10,258
       Non-cash charges related to termination of previous
         credit facility                                                          --          7,694
       Amortization of deferred financing fees                                 1,645          1,070
       Gain on sales of property, plant and equipment                           (365)          (243)
       Provision for losses on doubtful receivables                              400            600
       Inventory provisions                                                    3,776          2,573
       Deferred income taxes                                                   3,232          2,919
       Tax benefit from issuance of stock under employee stock
         plan                                                                    604            283
       Changes in assets and liabilities, net of effects of
         businesses acquired:
          (Increase)/decrease in accounts receivable                         (21,548)        12,521
          (Increase)/decrease in inventories                                   7,737        (13,964)
          (Increase)/decrease in prepaid expenses and other current
            assets                                                             2,997         (1,068)
          Increase/(decrease) in accounts payable                              4,110         (2,801)
          Increase/(decrease) in income taxes payable                         12,701         (3,955)
          Increase/(decrease) in accrued payroll and employee benefits         8,804         (5,606)
          Increase in accrued rebates                                          4,245            205
          Increase/(decrease) in restructuring reserve                        (2,644)         1,355
          Increase/(decrease) in accrued interest                               (704)         2,619
          Increase in other current liabilities                                1,226          1,393
          Net change in other assets and liabilities                          (9,113)        (3,487)
                                                                           ---------      ---------
             Net cash provided by operating activities                        87,165         54,677
                                                                           ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                     (9,153)       (15,694)
     Proceeds from sales of property, plant, and equipment                     5,359          1,227
     Net payments for businesses acquired, net of cash
       acquired                                                              (16,237)        (8,315)
     Payments for intangibles                                                 (1,418)        (5,838)
                                                                           ---------      ---------
          Net cash used in investing activities                              (21,449)       (28,620)
                                                                           ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from credit facility                                           163,000        453,500
     Principal payments on credit facility                                  (226,361)      (611,823)
     Proceeds from long-term debt                                              4,063          1,855
     Principal payments on long-term debt                                     (4,477)          (677)
     Payment of deferred financing fees                                         (473)       (11,993)
     Proceeds from sale of senior subordinated notes                              --        150,000
     Payments of prepayment penalty and terminated interest
       rate swap related to refinancing                                           --         (5,305)
     Cash received from exercise of stock options                              4,004          1,203
     Payment of terminated cross currency debt swap                               --         (1,497)
                                                                           ---------      ---------
         Net cash used in financing activities                               (60,244)       (24,737)
                                                                           ---------      ---------
Effect of exchange rate changes on cash and cash equivalents                   4,744          3,013
Net increase in cash and cash equivalents                                     10,216          4,333
Cash and cash equivalents at beginning of period                              12,652          8,319
                                                                           ---------      ---------
Cash and cash equivalents at end of period                                 $  22,868      $  12,652
                                                                           =========      =========


                                                                    Page 9 of 10
                                                                         3:24 PM

                SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
                                 INTERNAL GROWTH
                      For periods ended September 30, 2003


                          PROFESSIONAL                   TOTAL
                             DENTAL      ORTHODONTICS     SDS
                          ------------   ------------    -----
            QUARTER          15.1%           11.0%       13.4%

            YEAR TO DATE      8.1%            8.9%        8.4%

                                     TOTAL SDS
                                -------------------
                                FOREIGN    DOMESTIC
                                -------    --------
            QUARTER               5.7%       19.1%

            YEAR TO DATE          6.4%       9.8%


                                     # # #


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                                                                         3:24 PM